Exhibit 99.1

Dear Michael,

Since inception I have served as the Manager of Myriad World Resorts of Tunica, LLC (“Tunica LLC”), a Mississippi Limited Liability Company that holds the development rights to the Myriad Botanical Resort project in Tunica (the “Project”). I am also the President and CEO of Myriad Entertainment & Resorts, Inc. (“Myriad Entertainment”), a 33% owner of Tunica LLC and a development arm of the Myriad group of companies. Myriad Entertainment is a publicly traded company incorporated in Delaware and its trading symbol is MYRA.PK. Myriad Entertainment will be used in part to access the public capital markets and is presently being reorganized with an expanded board and executive management team to focus on resort development. You can quote me as the spokesperson for the answers provided herein. Please visit our website www.myriadworldresorts.com to see a visual representation of the Project’s amenities. If you would like any of the image files, we will be happy to forward the electronic copies.

Best regards,
Scott Hawrelechko
CEO

Q1. What is the target start and completion date for the project? I understand site approval designation from the Mississippi Gaming Commission is good for two years. How will that affect the development time?

A1. The target date to mobilize construction is July 2006. As you can anticipate, there are many components associated with the Project. Our strategy is to launch the completed components as soon as they are ready for public participation and enjoyment. Completion dates for the various components will range from 24 to 48 months after construction mobilization. We are mindful of the two-year time line associated with the approval designation from the Mississippi Gaming Commission (“Commission”). It is our intent to mobilize construction before the expiration of this approval. As you may be aware, we will have to seek a final approval from the Commission before commencement of construction which obviously needs to take place prior to the July 2006 target date.

Q2. What are the specifics of the project? What types of amenities (how many rooms, suites, games, etc.) will it have?

A2. The Myriad Botanical Resort Project is a multi-attraction themed resort designed to be an international destination, including a cable supported structure covering its 18-hole golf course permitting play on a 7/24 basis. The Project will emphasize the spirit and history of Mississippi and the Mississippi River -- the Heartland of America -- a story that will intrigue the mind of the global guest seeking travel and leisure. The Project will be situated on 540 acres along the Mississippi River in Tunica County, Mississippi for year-round enjoyment of the following resort attractions:

•	80,000 sq. ft. casino
•	1,200 room 4-star hotel
•	375,000 sq. ft. convention center
•	250,000 sq. ft. of retail (Phase 1); 750,000 sq. ft. for total build out.
•	18-hole golf course (7,205 yards)
•	2,500-seat venue
•	Luxury Spa
•	Water Park
•	Snow Park (called The Snow Globe)

In addition to the features listed above, the Project may include an ice feature with various trails and skating rinks; a water feature with aquariums and lagoons, and a 450 ft. high observation wheel called The Mississippi Eye. Additional entertainment venues such as Lucid, a three level multi media night club, music amphitheaters, a 10,000-seat arena with regular and premium seating options will be included as well as various thematic designs throughout the property.

The differing elements of the Project will be linked by an indoor waterway transportation system, and an elevated people-mover ground transportation system. Other infrastructure requirements will be supported by applying state-of-the-art technology such as solar power, climate control and air-filtration technologies, and security and maintenance technologies.

The Project also has expansion space available for the development of vacation villas along the golf course. This Project, the most ambitious resort development planned for Tunica County, would target a broad spectrum of visitors, including:

•	Casino players
•	Families
•	Conventions, exhibitions and trade shows (particularly botanical shows)
•	Golf enthusiasts

Please visit our website www.myriadworldresorts.com to see a visual representation of the amenities.

Q3. What is the story behind the concept of the Myriad Botanical Resort?

A3. The Myriad Botanical Resort has an extraordinary story to tell, it is an alluring story that makes long journeys and longer stays worthy and pleasurable endeavors. Our story is an inseparable chapter in Mark Twain’s ‘wonderful book’ that is the Mississippi: a river with ‘a new story to tell every day’. Our story begins with a few twists and turns.

Where the Mighty Mississippi River first coils into the State of Mississippi from Arkansas, a series of magical bends there manifest a well hidden cove. Around Whiskey Bend, Walnut Bend to Mhoon Bend, the river meanders to a storied place that is Old River Cove.

Generously formed by fertile sediments from the river, Old River Cove is a phenomenon of flowers and greenery unseen to the world but a family of cotton farmers. This family farmed around Old River Cove and shielded the landside of the cove with an apron of oak trees. An ever-powerful river flow coupled with the dense oak forest made Old River Cove unapproachable to all but the family. The heavy rains of winter though meant an overflowing Mississippi River and the magical bends around Old River Cove cannot spare it from uninvited waters and visitors.

The first visitors were also the last visitors because they never left. Marooned here while traversing the river during a winter’s storm, the visitors were quick to find nature’s life-giving sustenance and nurturing companionship. Both of those were qualities that they appreciated and decided to become caretakers of. Where the cotton farming family wanted to preserve Old River Cove, the visitors sought to enhance it.

As fate would have it, the human dimensions of the Cove didn’t evolve as no social contact ever occurred between these people. Then another rainstorm happened; a barge was made to take an unhappy full circle spin at Whiskey Bend and unwillingly deposited a container of exotic plant cuttings into Old River Cove. This event changed everything.

After weathering their worse rainstorm ever, the caretakers of Old River Cove stepped into the warm Mississippi sun and were delighted at what they saw. As if a craft from some faraway place had landed carrying dignitaries of plant life, their hidden nature’s microcosm was suddenly transformed by colors and textures heretofore unimagined and unimaginable. In the words of the caretakers: this is far out! From that moment on, every concern, whether living or inert, that touches Old River Cove is embraced by this spirited existential experience, thanks to the inspired caretakers.

The expanding pages between the book covers of the Mighty Mississippi River is caused by our chapter exploring the illustrious story of Old River Cove and its hosting of the Myriad Botanical Resort. Rooted in the incredible history of this far-out place, the Myriad Botanical Resort draws on a creative soul that is unconditionally fun and quintessentially American.

Many have turned pages in the Mighty Mississippi River book but the chapter about Old River Cove is elusive. Most readers miss this section of Twain’s ‘wonderful book’. This may be due to missing a Mark Twain suggestion: the wonders of the River are as much in stories told as in there being a boundless flow of storytelling. That is the real fun and the American way. What a story for a resort!

The Myriad Botanical Resort consists of:

OLD RIVER COVE

CASINOS COVE

CARETAKERS’ GARDENS

VILLAGE FAIRGROUNDS

OLD RIVER COVE

The Myriad Botanical Resort sits on the banks of Old River Lake.

With all its bends and turns, the Mighty Mississippi River takes an occasional shortcut during high waters in winter. One of the most well known detours was Old River Lake. Years of accommodating the overflow from the river have channeled the contours of the lake and now the river eases to and though Old River Lake without panic while the main body of the river twists around the long way. Resort boats of varying sizes carry guests and visitors from one end of the lake to the other, serving champagne and fruit juice while they view the beauty of these waterways in Myriad Botanical Resort. If you happen to be on the lakeshore, you can cozy into a fine dining chair with your companions at many a culinary offering and toast your fellow resort folks on those boats as they cruise by.

The long side banks along Old River Lake fed off water and nutrients from the lake and nourished large coves delineated by flowering vines and shade trees. These sweeping natural screens conceal even more beautiful gardens behind them, some set in completely secluded lagoons. In these sanctuaries, unique strains of horticultural jewels have evolved and the most precious ones can be found in a truly special place: Old River Cove.

Meetings, Weddings & Events

The flowers of Old River Cove are amazing and deepen our appreciation for them in shape, color, scent, touch, and taste, some are even edible and delicious. A resort academy has been established for visitors discovering and learning about all the horticultural treasures in Old River Cove. What is even more amazing is to find this to be the setting of the Convention Facilities in the Myriad Botanical Resort.

Affectionately know to the world as Mississippi Blossoms, these all-engaging encirclements of flowers delight and enhance every celebration or gathering be it a meeting, wedding or special event. Even Fight Night is approached along promenades of blossoms that excel beneath the translucent cover maintaining the gentle ecology of Old River Cove.

Experiencing Mississippi Blossoms is to find Myriad Botanical Resort’s Convention Center and its Arena and Exhibition Area.

CASINOS COVE

Immediately facing and mirroring Old River Cove is Casinos Cove.

‘Casino’ is the original name given to pleasure pavilions set in Italian villa gardens. The caretakers of Old River Cove emulated Italian villa garden designs by building a procession of Casinos across the lake, each being a landmark for a different surrounding of plants and theme. The Casinos have now taken on greater expression, as have the gardens around them, but the original intent to provide pleasure and recreation remains strong and meaningful.

Walking from Casino to Casino is like touring the gardens of noble settlers along the Mighty Mississippi Enclaves of rich cultural dimensions extend their unrestrained embraces to make you smile and welcomed. The impact of Casinos Cove is in its contrasts but its steady and romantic cadence has a calming effect for all, especially with there being no streets to cross, no cars to avoid, no rains to run from and, respectfully, no need to step into a gaming hall if not so inclined. The protocols of the Myriad Botanical Resort are designed to cater to families young and old and its unconditional hospitality underlies the guest interface for all facilities in the resort.

All gaming destinations seek to achieve a design that ascribes to being a Casino Strip, Casino Row, or formalistic derivations that string a group of gaming experiences together. Casino Cove is the ultimate and most elegant version of what is indeed a most successful gaming design standard.

Experiencing Casinos Cove is to find Myriad Botanical Resort’s gaming attractions with their individual hotels and gardens.

CARETAKERS’ GARDENS

Emerging from the floral sanctuaries of Old River Cove in a direction away from Old River Lake are more surprises. Here, you find the definitive works of the loving caretakers of these phenomenal grounds - the gorgeous gardens that Myriad Botanical Resort is blessed with.

The day the Caretakers stood in the sun and gasped at he remarkable specimens of exotic plant life that suddenly appeared on their grounds marked the beginning of an alchemic-like program of cultivation that culminated in Myriad Botanical Resort’s most famous icons: the Myriad Greens and the Myriad Palace Hotel & Spa.

From faraway lands came what can only be called far-out plants, such was the acclamation as our ancient Caretakers had no names for them. One was unusually fast sprouting and growing, it has leafy long stems and took to the fertile soils quickly taking over an enormous area. It took an even more enormous structure to cover this bamboo forest.

The Caretakers did manage to carve a great opening through the thickets that looked unbelievably like a great cathedral’s nave. Later, someone from Scotland visited with a small ball and stick and hit that tiny object down the center of the bamboo clearings. He managed to convince the Caretakers to make 18 such clearings but each clearing was uniquely and meticulously trimmed posing many different visual compositions for contemplation and thought. Such is the legacy that is today’s Myriad Botanical Resort golf course, and indoor sporting adventure that is as much 18 holes of golf as 18 experiential episodes to challenge one’s mind, body and soul.

What we know now to be Bamboo was not the only far-out plant to flourish in the Caretaker’s Gardens. One that did particularly well was actually a family of vines: all flowering that filled the air with sweetness.

The vines family started out climbing the garden shed, took over the sides of the grand conservatory where the exotic resides, and today, they weave a tantalizing skirt around the base of the finest hotel at Myriad Botanical Resort: the Myriad Palace Hotel & Spa.

The Myriad Palace Hotel towers above the Caretakers’ Gardens with its collection of cupolas, each recalling the cupules of a resident exotic plant. The stunningly adorned architecture of the hotel devotedly announces its interior chambers of hospitality. Room after room, facilities and protocols match perfectly, this is the Caretakers’ legacy. Nowhere is this perfection more evident than in the Myriad Palace Spa.
Hotel, Spa & Golf

Nowhere is this perfection more evident than in the Myriad Palace Spa. The Spa is world renowned for two special things: knowledge and healing. From providers to products, knowledge and rejuvenation underlie the botanic construct of the Spa. Here, the healing arts are understood to root in the benevolence of nature and the best healer is emboldened to be oneself. The catalytic agents that stimulate such realizations and actualizations are bestowed in the elixirs that are made in the Spa’s garden conservatory.

All cruces of our spa essence cannot be ingrained without the nourishment of time. Mounting requests by Myriad Palace Spa guests for more time to indulge in and evolve with their spa experience have sprung an ownership program with luxury residences and accommodations. People simply want to be here for longer periods of time.

Experiencing Caretakers’ Gardens is to discover Myriad Botanical Resort’s ‘out-of-this-world’ Myriad Palace Hotel & Spa and its ‘beyond-this-world’ golf course.

VILLAGE FAIRGROUNDS

Traversing in the opposite direction to Caretakers’ Garden, across Old River Lake and by Casinos Cove is Village Fairgrounds.

Entertainment, Retail-tainment, Edu-tainment and any ‘tainment’ you want to at-tain is but for the asking at Village Fairgrounds. It all goes back to that one day when those Farmers, who for the longest time thought they were the sole gatekeepers of Old River Lake’s secrets, had a surprise encounter with the Caretakers.

A day out in the Mississippi weather can be pretty grueling when hot, cold, raining, storming or insect-fighting, that’s why you put a cover over your head so you can enjoy the things you do. The Villagers were well familiar with this; they wanted to cover all of the Old River Lake because everything they enjoyed doing happened there. One day, the Villagers came to install their favorite playing gizmo together with a covering contraption for the whole of Old River Lake. Needless to say, the Caretakers were taken aback by a sudden change in the micro-climate as they never really got to see above the canopies of their sun-seeking plants.

Retail & Entertainment

Q4. What is the concept behind the covered golf course? The South is known for mild winters and severe summers. How will the covered course concept play in this region?

A4. The fully enclosed golf course will cover approximately 7 million square feet reaching heights of over 200 feet. This unique structure will provide a climate-controlled environment engineered to maintain average temperatures of 75 degrees. The enclosure will be translucent on its lateral sides and transparent above to allow light to support growth of world-class botanical gardens.

The covered membrane cable structure has its roots in northern climate application whereby the relatively short 5-month golfing season can be transformed into year-round enjoyment. The covered membrane, in addition to its ability to provide protection against precipitation (rain and/or snow), harmful UV rays and insects, also will provide a layer of enclosed air to act as insulation in moderating the inside temperature year round. During periods of extreme heat, the air flow exchange rate inside the dome can be increased and misted to provide additional cooling making this concept ideal for the Mississippi climate.

Q5. What is the estimated cost of the Project and where is the financing coming from? Will the parent company be the sole investor or will there be local or other ownership involved?

A5. The current estimated cost for the entire Project is $1.6 billion taking into consideration the effect of Hurricane Katrina. We currently are exploring strategic financing alternatives consisting of equity to be raised through Myriad Entertainment, and debt financing consisting of real estate, construction and equipment financing loans. We are in negotiations with several funding groups and will provide the appropriate disclosures in a timely fashion consistent with the rules and regulations of the Securities and Exchange Commission. As indicated earlier in my introduction, Myriad Entertainment currently owns 33% of the Project. The ultimate ownership structure will result from our continuing negotiations with the various funding sources.

Q6. What brought about the concept for the Project? What does the company feel it can bring to the Tunica market that isn't already there?

A6. Originally we were developing the covered membrane golf project in a northern climate environment (specifically Edmonton, Alberta, Canada). In early 2003, Allen & Hoshall, a Memphis engineering firm (which has done extensive work in Tunica for many years) advised our group on the merits (including available large land parcels, good vehicular accessibility and reasonable price) of the present site as a resort destination. This site, coupled with the following regional characteristics and attributes, persuaded us to relocate the development to Tunica, Mississippi.

1.	Availability of quality real estate conducive for major resort development (i.e., large parcels at reasonable prices and good vehicular accessibility);

2.	A favorable County that is pro-development and is willing to invest in infrastructure development (e.g., airport expansion);

3.	Climatic conditions that allow golf enthusiasts to truly appreciate the benefits of a regulated, idealized, uninhibited, 7/24, golfing experience;

4.	Good revenue base already established for gaming;

5.	Good geographic location (close to Memphis);

6.
Major transportation plan underway to route I-69; improve and connect US Highway 61 and Indian Mountain Road; improve Indian Mountain Road to 4-lanes; improve Perry Road to 5-lanes; improve Highway 61; re-align Arkabutla Road and improve to 4-lanes. The listed road improvements include lighting, signals and landscaping.

7.
Huge potential market, with a population base of 48 million within 400 miles radius from the Project site location projected to grow to 51 million in year 2009 [source: Economics Research Associates (“ERA”) 2004 Estimations and Projections].

8.
Mississippi State Tourism Incentive Program - On April 21, 2005, with the help of Mr. Jimmy Gouras of Urban Planning Consultants, Inc. of Vicksburg, Mississippi, the Project was granted a Mississippi Tourism Incentive Program Certificate No. TP-016 by the Mississippi Development Authority. This certificate qualifies the Project for a 35% rebate on sales tax revenues collected from the family-oriented portion of the Project, subject to a maximum aggregate rebate of $291 million over the first 10 years of operations.

Up to now Tunica remains a destination primarily catering to visitors engaging in gaming activities. A project with amenities such as the Myriad Botanical Resort will provide many meaningful non-gaming activities for visitors in the surrounding regions to encourage extended stays as opposed to the short-stay typical of the present gaming patrons. In short, the Project will become a destination and in so doing will create more gaming revenue potential since it is highly likely that some of the new visitors will participate in some form of gaming even though it is not expected to be the primary reason for their visit.

Also, with first-rate convention facilities, the world’s first indoor golf course, a botanically themed resort and a multitude of sporting and entertainment venues, we foresee that the Myriad Botanical Resort will appeal to a vast spectrum of convention attendees.

Q7. What is your general impression of the Tunica market? There have been several mergers and acquisitions over the last two years, but no new casino development. With your Project being the first new development in years, what is the strategy to lure new players to the market and also lure players away from the current properties?

A7. As we have stated in answer 6 above, we see Tunica as a place that is conducive for resort development. We believe by becoming a destination of choice for people in the surrounding 400-miles radius, we will likely draw in more new visitors than the current gaming establishments are collectively attracting. In so doing, the economic pie will grow for all businesses in Tunica and it is of secondary importance that we need to lure players away from current properties.

Q8. With the region still feeling the effects of Hurricane Katrina (the Gulf Coast still hasn't started rebuilding), is there an urge to speed up the building process to accommodate displaced gamers and turn them into loyal customers?

A8. We are working with our financiers to establish an implementation schedule that makes sense for them and us. Currently, we have not received a mandate to accelerate our gaming component.

Q9. Will this project be the company's first United States venture? If so, why choose Tunica?

A9. As disclosed in Myriad Entertainment’s SEC filings, we are looking at acquisitions of established resort and golf courses in the United States concurrent with the Tunica development. Yes, the Tunica resort will be our first project in the US; however, we are seeking other acquisitions concurrently. We believe that the Myriad Botanical Resort Project may be what Tunica needs to attract a whole new demographic market similar to what Borgata did for Atlantic City. You may recall that the Borgata turned around the ‘flat’ market in Atlantic City and it is our hope that the Myriad Botanical Resort Project will do the same for Tunica.

Q10. Is there anything you'd like to add?

A10. The Myriad Botanical Resort also is anticipated to feature a learning environment for the horticultural and the hospitality industry as well. We plan to incorporate management, educational and internship programs to teach resort protocol by establishing alliances with universities providing education in golf management, horticultural, water and soil management. Our resort can become a training ground for interns in the resort industry and their respective disciplines.

Thank you for the opportunity to share with you and your readers our vision and aspirations. Again, I encourage you and your readers to visit our website at www.myriadworldresorts.com for additional Project information. This article presents statements about the Project in isolation and does not disclose many of the related risks and uncertainties involved. Accordingly, I urge you and your readers to review Myriad Entertainment’s recent SEC filings for a more thorough description of the risks and uncertainties we face in connection with our anticipated development of the Myriad Botanical Resort in Tunica. Additional information relating to Myriad Entertainment may be found on the SEC’s website at www.sec.gov as well as on many financial websites including Yahoo Finance (http://finance.yahoo.com/q/sec?s=MYRA.PK).

Scott Hawrelechko
January 09, 2006